Exhibit 10.7

                          CONVERTIBLE PROMISSORY NOTE

$2,000,000                                                        April 11, 2003


     FOR VALUE RECEIVED, SurgiLight, Inc., a Florida corporation ("Maker"), hereby promises to pay to the order of GEM Global Yield Fund Limited, a West Indies corporation ("Holder"), the sum of Two Million and no/100 U. S. Dollars (2,000,000.00), without interest except as set forth in Section 3 below, in accordance with the terms of this Note. Payment on this Note shall be in such name(s) and at such place as Holder or any subsequent holder hereof shall have designated to the SurgiLight in writing. By acceptance of this Note, Holder agrees that it will promptly deliver and surrender this Note to the Maker upon full payment, therefore.


This Note is issued pursuant to the Agreement, dated April 11, 2003 by and between Maker and Holder (the "Agreement"), to which Agreement reference is hereby made for a statement of the rights of Holder and the duties and obligations of Maker in relation thereto; but neither this reference to the Agreement nor any provisions thereof shall affect or impair the absolute and unconditional obligation of Maker to pay the principal of this Note, subject to applicable conversion events.

1. Conversion. The aggregate principal amount and interest due under this Note is convertible into shares of the Maker's common stock under the specific terms and conditions set forth in the Agreement.

2. Interest. The Note will not accrue any interest except as set forth in
Section 3 below.


3. Default Interest. Upon the Maker's default as set forth in Section 3 (b) of the Agreement and until such default is cured, this Note shall accrue and bear interest payable in cash and on demand at the rate of eight percent (8%) per annum.

4. Unsecured Debt. This Note represents an unsecured debt obligation of Maker. Holder does not have any priority or secured claim against any of the assets of Maker with respect to the principal amount of this Note or any interest that may be accrued thereon.

5. Governing Law. This Note may not be modified orally, and shall be governed, construed and interpreted under the internal laws of the State of New York without reference to principles of conflicts or choice of law.

6. Notice. Presentment, protest, notice, notice of protest, and notice of dishonor are hereby waived by Maker.

7. Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, if requested in the case of such loss, theft or destruction, upon delivery of such indemnity as may

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be reasonably required by Maker or, in the case of any such mutilation, upon surrender and cancellation of such Note, Maker will issue a new Note, of like tenor, in lieu of such lost, stolen or destroyed Note.

8. Exchange. This Note is in exchange for the 3% Convertible Debentures due November 8, 2003 issued pursuant to that certain Convertible Debenture Purchase Agreement between Maker and Holder dated as of June 30, 2000.

9. Indemnification. Maker hereby agrees to indemnify the holder of this Note against and hold it harmless from any costs and expenses, including, without limitation, reasonable attorneys' fees, disbursements and court costs, incurred by the holder of this note in connection with the enforcement of the terms hereof.

10. No Waiver. No delay on the part of any holder hereof in exercising any power or rights hereunder shall operate as a waiver of any power or rights.



Witness                                     SURGILIGHT, INC.

Name:_______________                        By:________________

Title: _________________